Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 33-54657 and No. 333-71003) and the Registration Statement on Form S-4 (No. 333-127047) of Coca-Cola Bottling Co. Consolidated of our report dated March 13, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 14, 2007